Exhibit 99(a)(5)(C)

FREQUENTLY ASKED QUESTIONS REGARDING IDT CORPORATION’S OFFER
TO EXCHANGE ITS COMMON STOCK FOR ITS CLASS B COMMON STOCK

How many shares of IDT Common Stock (“Common Stock”) are sought to be tendered in the Exchange Offer?

We are offering to exchange all outstanding shares of Common Stock.

Are there any conditions to the Exchange Offer?

Yes.  There is a minimum condition that at least 1,115,970 shares of Common Stock are tendered by stockholders who are not affiliates of IDT. That number represents the majority of the shares of Common Stock held by non-affiliate stockholders at the time the Exchange Offer was commenced.

As of January 5, 2011, 222,911 shares of Common Stock have been tendered for exchange and not withdrawn.

What will I receive in the Exchange Offer if I tender my shares of Common Stock and they are accepted?

You will receive one share of IDT Class B common stock (“Class B Stock”) which is traded on the NYSE under the symbol “IDT” for each share of Common Stock (traded on the NYSE under the symbol “IDT-C”) tendered.

Are there any fees associated with exchanging my shares?

There are no fees associated with the exchange of your Common Stock for Class B Stock. You may incur fees if you need to replace lost Common Stock certificates or if you choose to purchase insurance for your package at the post office.

What happens to the Common Stock if the Exchange Offer is not consummated?

If the Exchange Offer is not consummated (because of the failure of the minimum condition or otherwise), we will not exchange any shares of Common Stock and the Common Stock will likely revert to trading at a discount to the Class B Stock because of the relative lack of liquidity.

What will happen to my Common Stock if I do not tender my shares of Common Stock in the Exchange Offer and the Exchange Offer is consummated?

If you do not tender your shares of Common Stock, but the Exchange Offer is nevertheless consummated, you will continue to hold your Common Stock which may be delisted from the New York Stock Exchange and de-registered with the SEC.  Even if the Common Stock is not delisted you will hold shares of a class of stock that will have even less liquidity than before the Exchange Offer due to the shares that were exchanged.  We will seek stockholder approval to amend our charter so that each remaining share of Common Stock will automatically convert and reclassify into one share of Class B stock, but we cannot guarantee that it will be approved by the stockholders.  Even if we receive such stockholder approval, there will be some delay until you receive your shares of Class B Stock.

When does the Exchange Offer expire?

The Exchange Offer was originally set to expire on January 4, 2011.  However, as previously disclosed, we extended the Exchange Offer to January 18, 2011 to ensure that all holders have sufficient time to read the materials, make their determinations and tender if they so desire, recognizing that stockholders may be away during the holiday season and therefore may be unable to tender their shares prior to the original expiration date.

How do I tender my Common Stock?

If you are listed on the books of IDT’s transfer agent as a registered stockholder you should have received a letter of transmittal from the Exchange Agent, American Stock Transfer & Trust Company, LLC. The letter of transmittal provides instructions on how to exchange your shares of Common Stock for shares of Class B Stock. You will be required to send in all of your Common Stock certificates to the Exchange Agent. If all of your shares of Common Stock are in book-entry form, you still must complete and submit the letter of transmittal in order to tender your shares of Common Stock.

If your shares are held in street name (i.e., through a broker, dealer or other nominee), your shares can be tendered by your broker, dealer or other nominee by book-entry transfer through The Depository Trust Company.

To properly tender shares of Common Stock, you must deliver the completed letter of transmittal and any other documents required by the letter of transmittal, together, in the case of certificated shares, with the certificates representing your shares, to the Exchange Agent not later than January 18, 2011, which is the expiration date of the Exchange Offer (unless we extend the Exchange Offer again).

Note that your signature is required on page 6 of the letter of transmittal under the words “IMPORTANT — SIGN HERE”. Please see the instructions in the letter of transmittal regarding other information required to be provided therein.

What if I am unable to deliver the required documentation to the Exchange Agent in time?

If you are unable to deliver any required documentation to the Exchange Agent by the expiration of the Exchange Offer, you may have a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Exchange Agent by using the Notice of Guaranteed Delivery included with the materials you received. For the tender to be valid, however, the Exchange Agent must receive the missing items within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery. In all cases, tendered shares of Common Stock will be exchanged for shares of Class B Stock only after timely receipt by the Exchange Agent of such shares (or of a confirmation of a book-entry transfer of such shares as described in “Terms of the Exchange Offer — Procedures for Tendering” in the Offer to Exchange) and a properly completed and duly executed letter of transmittal and any other required documents for such shares.

What if I have not received a letter of transmittal?

If you have not yet received a letter of transmittal, please call the Exchange Agent, American Stock Transfer & Trust Company, LLC, at (800) 937-5449.

Will I receive a physical certificate from the exchange of my Common Stock shares upon completion of the Exchange Offer?

If you submitted physical certificates representing your Common Stock shares for exchange, you will receive physical certificates representing the Class B Stock shares you will receive in the Exchange Offer. Otherwise, your Class B Stock shares will be non-certificated.

What if I have lost or cannot locate my Common Stock certificates?

If any of your Common Stock certificates are lost, you must replace the lost shares before completing and submitting the letter of transmittal. You should promptly notify the Exchange Agent, American Stock Transfer & Trust Company, LLC at (800) 937-5449 who will instruct you as to the steps you must take in order to replace your lost stock certificates.

Are there any tax consequences associated with exchanging my Common Stock shares?

Please carefully review the discussion of Certain United States Federal Income Tax Considerations that begins on page 23 of the Offer to Exchange.

Generally, if you exchange your Common Stock for Class B Stock you will not recognize gain or loss for United States federal income tax purposes.  However, because your tax consequences will depend on your individual situation, we urge you to consult your tax advisor for a full understanding of the particular tax consequences of the Exchange Offer to you.

How do I withdraw previously tendered shares?

You may withdraw shares of Common Stock tendered pursuant to the Exchange Offer at any time prior to the Expiration Date. For a withdrawal of shares of Common Stock to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of the Offer to Exchange.

How soon after the expiration of the Exchange Offer will the exchange take place?

The exchange is expected to occur promptly following the expiration of the Exchange Offer, at which time we will issue one share of our Class B Stock in consideration for each share of Common Stock accepted for exchange in the Exchange Offer.

Under what circumstances can the Exchange Offer be extended, and how will I be notified of such extension?

We, in our sole discretion, may extend the expiration date for any reason. We will also extend the duration of the Exchange Offer as required by applicable law. We will announce any extensions by press release or other permitted means by no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

Who do I call if I have questions or if I need extra exchange documentation?

If you have questions regarding the Exchange Offer, would like additional copies (without charge) of any documentation needed to tender your shares of Common Stock, or require assistance in tendering your Common Stock, please contact Bill Ulrey, Vice President–Investor Relations and External Affairs, by phone at (973) 438-3838, or by mail addressed to Bill Ulrey, Vice President–Investor Relations and External Affairs, at 520 Broad Street, Newark, NJ 07102.

Holders of Common Stock may also contact their brokers, dealers, commercial banks, trust companies or other nominees for general assistance.

Important information

THESE FREQUENTLY ASKED QUESTIONS ARE FOR INFORMATIONAL PURPOSES ONLY AND ARE NEITHER AN OFFER TO BUY NOR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES. THE EXCHANGE OFFER IS BEING MADE SOLELY BY THE OFFER TO EXCHANGE, RELATED LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS THAT IDT HAS SENT TO ITS HOLDERS OF COMMON STOCK. EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT THEIR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE EXCHANGE OFFER TO SUCH STOCKHOLDER. THE MATERIALS HAVE BEEN INCLUDED AS EXHIBITS TO IDT’S EXCHANGE OFFER STATEMENT ON SCHEDULE TO/SCHEDULE 13E-3, WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). THESE EXCHANGE OFFER MATERIALS CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS ARE URGED TO READ CAREFULLY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER. INVESTORS MAY OBTAIN COPIES OF THESE DOCUMENTS FOR FREE FROM THE SEC AT ITS WEBSITE (WWW.SEC.GOV) AND FROM IDT BY CONTACTING BILL ULREY, VICE PRESIDENT–INVESTOR RELATIONS AND EXTERNAL AFFAIRS, BY PHONE AT (973) 438-3838, OR BY MAIL ADDRESSED TO BILL ULREY, VICE PRESIDENT–INVESTOR RELATIONS AND EXTERNAL AFFAIRS, AT 520 BROAD STREET, NEWARK, NJ 07102.

Forward-looking statements
In these frequently asked questions, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, the expected timing of the completion of the exchange offer; and the ability to complete the exchange offer considering the conditions thereto.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.